Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES SECOND QUARTER 2015 RESULTS

Reports net sales of $380 million, adjusted EBITDA of $80 million; updates guidance

Maintains leading position with 41% share of the domestic education market for the first half of 2015

BOSTON – August 6, 2015 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights:

•	HMH captured 41% market share for the first half of the year in its addressable domestic education market for K-12 instructional materials.

•	In line with its capital allocation strategy, under the Company’s share repurchase program, HMH repurchased $191 million of its common stock on the open market and through privately negotiated transactions during the second quarter.

•	HMH completed its acquisition of Scholastic Corporation’s Educational Technology & Services division (“EdTech”) on May 29, 2015.

•	Net sales declined 5% to $380 million compared with $402 million in the second quarter of 2014, primarily due to the anticipated contraction in HMH’s addressable domestic education market in 2015. On an organic basis, which excludes the contribution from the EdTech business, sales would have been $362 million.

•	Billings declined approximately 15% to $436 million compared to $516 million in the second quarter of 2014 primarily due to the aforementioned contraction in the domestic education market.

•	Net loss was $8 million compared with net income of $12 million in the second quarter of 2014.

•	Adjusted EBITDA was $80 million, $30 million, or 27%, lower compared with $109 million in the second quarter of 2014 primarily due to lower net sales and increased cost of sales and selling and administrative costs. Adjusted cash EBITDA was $136 million compared with $223 million in the second quarter of 2014 primarily reflecting the impact of lower billings and lower deferrals.

•	Following the EdTech acquisition, the Company has revised its 2015 annual guidance on billings, net sales, pre-publication or content development costs.

“We continue to maintain a leading position in our core education market, while increasing our efforts in the consumer space and delivering a solid performance in our Trade segment. Our core business remains strong and we believe we are ideally positioned to capitalize on numerous growth opportunities in the second half of the year,” said Linda K. Zecher, President and Chief Executive Officer, of HMH. “The closing of the EdTech acquisition this quarter also marked the start of an exciting new chapter for HMH. The solutions and capabilities from this business not only enhance our position in the intervention space, but also serve as a launching pad for development of next-generation digital tools and growth in other adjacent markets.”

Eric Shuman, Chief Financial Officer of HMH, stated, “Through the first half of the year, we captured the leading market share, despite anticipated contraction in the adoption market in 2015, which demonstrates the underlying strength of our business. We believe that this leading market share will continue in the second half of the year and along with the EdTech acquisition strengthen our billings and revenue as reflected in our revised guidance. Further, we believe, our ongoing operations and strong balance sheet will enable us to make key investments that will pave the way for future growth in a way that will bring value to our stockholders.”

Second Quarter 2015 Business Highlights:

Education Segment: HMH continued to see encouraging demand for its education products in the second quarter of 2015. For the first half of 2015, HMH captured an approximate 41% percent market share within its addressable domestic education market with key wins in California, Florida, Texas, and South Carolina. In Texas, the Company continued to capture a leading market share in the math adoption and a greater than expected market share in the social studies adoption.

In the consumer space, HMH recently re-launched Cliffsnotes.com to provide an improved user interface, refreshed branding, mobile responsive design, and enhanced search functionality for its 5 million unique monthly visitors. The Company also grew its e-commerce revenue year to date almost 60 percent over the prior year due to sales from its redesigned flagship website hmhco.com.

Trade Publishing Segment: In the second quarter, HMH’s Trade Publishing results were driven by strong net sales from its culinary line. The Whole30 has remained on the New York Times best-seller list since its April release and continues to perform well across all channels. Adding to its culinary lineup, HMH has announced plans for a new partnership with the Weber Grill Company beginning in the spring of 2016. Additionally, Randall Monroe’s What If? remains a strong seller ahead of the release of his much-anticipated The Thing Explainer, which is slated for November 2015.

Acquisition of EdTech Business: On May 29, 2015, HMH completed its acquisition of the EdTech business for $575 million in cash subject to working capital adjustments. The acquisition provides HMH with market-leading intervention curriculum and services and extends the Company’s product offerings in other key growth areas, including educational technology, early learning, and education services, creating a more comprehensive offering for students, teachers and schools. The transaction, in line with HMH’s capital allocation strategy, is expected to be accretive to HMH’s net income and free cash flow in 2016 and to yield synergies in 2016 and beyond with annual cost savings of $10 to $20 million.

Second Quarter 2015 Financial Results

Net Sales: Net sales for the three months ended June 30, 2015 decreased $22 million to $380 million, down 5% year-over-year, from $402 million. Excluding the contribution from EdTech, net sales would have been $362 million. Net sales for HMH’s Education segment decreased $22 million year-over-year from $365 million to $342 million, primarily driven by the domestic education business, which decreased by $29 million due to the strength of Texas Math and Science adoptions in 2014, and to a lesser extent Florida, as well as the overall smaller adoption market in 2015. The decline in net sales was partially offset by stronger performance in

California and South Carolina as well as a $4 million year-over-year increase in consumer net sales, and a $3 million increase in international sales. Second quarter 2015 net sales for HMH’s Trade Publishing segment remained flat at $37 million, the same as the second quarter of 2014, driven by strong net sales of front-list culinary titles such as The Whole 30, The Real Paleo Diet Cookbook and Cake My Day as well as of the Newbery Medal winning children’s book The Crossover offsetting stronger prior year sales of Lois Lowry’s title The Giver.

Cost of Sales: Overall cost of sales in the second quarter 2015 decreased 4%, or $9 million, to $215 million compared to $224 million in the second quarter of 2014. During this period, cost of sales, excluding pre-publication and publishing rights amortization, grew by $1 million year-over-year from $167 million to $168 million. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization increased from 42% to 44% primarily attributed to a change in HMH’s product mix and increase in technology costs to support our digital products. The decrease in cost of sales was primarily attributed to a $9 million reduction in net amortization expense related to publishing rights and pre-publication costs primarily due to the use of accelerated amortization methods.

Selling and Administrative Costs: Selling and administrative costs in the second quarter of 2015 increased $18 million, or 12%, year-over-year to $171 million from $152 million in the prior year, primarily due to $13 million of higher professional and legal fees associated with the Company’s recent secondary offering and the EdTech acquisition and a $9 million increase attributed to the acquisition of EdTech, partially offset by cost containment initiatives.

Operating Loss: Operating loss for the three months ended June 30, 2015 increased $29 million from operating income of $18 million in the second quarter of 2014 to a loss of $11 million, primarily due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: HMH recorded a net loss of $8 million in the second quarter of 2015 compared to net income of $12 million in the same quarter of 2014 primarily due to the same factors impacting operating loss as well as a $2 million increase in interest expense, a $2 million loss on the extinguishment of debt, and an $11 million income tax benefit in the second quarter 2015 compared to a $2 million income tax expense in the same period last year.

Adjusted EBITDA and Adjusted Cash EBITDA: Adjusted EBITDA for the second quarter of 2015 was $80 million compared to $109 million in the same quarter for 2015. Adjusted EBITDA in HMH’s Education segment was $86 million, compared with $119 million in the same quarter last year, and $0.4 million for the Trade Publishing segment compared to $2 million in the second quarter of 2014. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology, and executive functions, were a loss of $7 million for the quarter compared with a loss of $12 million in the year-ago period. Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was $136 million in the second quarter of 2015 compared with $223 million in the second quarter of 2014.

Cash Flow: Net cash used in operating activities for the six months ended June 30, 2015 was $135 million as compared with $132 million for the same period in 2014. The $3 million increase is primarily driven by less profitable operations, net of depreciation and amortization of $41 million, partially offset by favorable working capital changes of $38 million. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the six months ended June 30, 2015 was a usage of $212 million compared with a usage of $225 million for the same period in 2014. As of June 30, 2015, HMH had $319 million of cash and cash equivalents and short-term investments compared to $743 million at December 31, 2014.

Capital Allocation

During the second quarter, HMH repurchased over 8 million shares of its common stock for approximately $191 million on the open market and through privately negotiated transactions. The repurchases were part of HMH’s previously authorized share repurchase program, through which it may repurchase up to $500 million in aggregate value of the Company’s common stock over a period of two years from May of 2015.

This share repurchase program aligns with HMH’s broader capital allocation strategy, which focuses on driving organic growth, pursuing strategic acquisition opportunities and returning capital to stockholders, when appropriate.

2015 Outlook

Following the EdTech acquisition, the Company has revised its 2015 annual guidance on billings, net sales, pre-publication or content development costs.

HMH now expects 2015 billings to be 2% to 6% higher than the 2014 billings of $1,602 million and total net sales in 2015 to increase by 9% to 12% over 2014 net sales of $1,372 million. Additionally, pre-publication or content development spend for 2015 is now expected to be approximately $130 million to $140 million. HMH’s addressable domestic education market, the market where it primarily sells its instructional resources for grades K through 12, is expected to remain at $2.7 billion in 2015.

Conference Call

At 8:30 a.m. EDT on Thursday, August 6, 2015, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at www.ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 76128451

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/ucino23k

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until August 13, 2015 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 76128451.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA and billings are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA and billings also provide useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Billings adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue; financial condition; pre-publication or content development costs; liquidity; products, including product mix and format; prospects; growth; adjacent markets and market share; strategies, including with respect to capital allocation; the market and industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$319,410	$456,581
Short-term investments	—	286,764
Accounts receivable, net	424,676	255,669
Inventories	229,725	183,961
Deferred income taxes	14,978	20,459
Prepaid expenses and other assets	29,211	18,665

Total current assets	1,018,000	1,222,099

Property, plant, and equipment, net	133,790	138,362
Pre-publication costs, net	326,870	236,995
Royalty advances to authors, net	47,261	46,777
Goodwill	783,923	532,921
Other intangible assets, net	966,230	801,969
Deferred income taxes	3,705	3,705
Other assets	32,903	28,279

Total assets	$3,312,682	$3,011,107

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$67,500
Accounts payable	78,655	51,266
Royalties payable	92,027	80,089
Salaries, wages, and commissions payable	36,801	59,733
Deferred revenue	180,834	157,016
Interest payable	201	47
Severance and other charges	4,677	5,928
Accrued postretirement benefits	2,037	2,037
Other liabilities	39,832	27,015

Total current liabilities	443,064	450,631

Long-term debt, net of discount	788,056	175,625
Long-term deferred revenue	407,871	370,103
Accrued pension benefits	17,123	18,525
Accrued postretirement benefits	25,203	26,500
Deferred income taxes	113,011	112,220
Other liabilities	93,883	97,823

Total liabilities	1,888,211	1,251,427

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 144,089,075 and 142,000,019 shares issued at June 30, 2015 and December 31, 2014, respectively; and 135,887,640 and 141,917,997 shares outstanding at June 30, 2015 and December 31, 2014, respectively	1,359	1,420
Treasury stock, 8,201,435 and 82,022 shares at June 30, 2015 and December 31, 2014, respectively	(191,238)	—
Capital in excess of par value	4,809,926	4,784,962
Accumulated deficit	(3,167,596)	(2,999,913)
Accumulated other comprehensive loss	(27,980)	(26,789)

Total stockholders’ equity	1,424,471	1,759,680

Total liabilities and stockholders’ equity	$3,312,682	$3,011,107

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share information)	2015	2014	2015	2014

Net sales	$379,883	$401,890	$542,552	$555,823
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	168,076	166,796	264,645	259,444
Publishing rights amortization	19,148	24,776	42,291	55,527
Pre-publication amortization	27,909	32,063	54,372	61,037

Cost of sales	215,133	223,635	361,308	376,008
Selling and administrative	170,687	152,283	313,696	289,293
Other intangible asset amortization	4,261	3,007	7,479	5,952
Impairment charge for investment in preferred stock	—	1,279	—	1,279
Severance and other charges	985	3,362	2,042	5,119

Operating income (loss)	(11,183)	18,324	(141,973)	(121,828)

Other income (expense)
Interest expense	(6,160)	(4,395)	(12,114)	(8,692)
Change in fair value of derivative instruments	369	(205)	(1,851)	(308)
Loss on extinguishment of debt	(2,173)	—	(2,173)	—

Income (loss) before taxes	(19,147)	13,724	(158,111)	(130,828)
Income tax expense (benefit)	(11,404)	2,176	9,572	3,959

Net income (loss)	$(7,743)	$11,548	$(167,683)	$(134,787)

Net loss per share attributable to common stockholders
Basic	$(0.06)	$0.08	$(1.19)	$(0.96)

Diluted	$(0.06)	$0.08	$(1.19)	$(0.96)

Weighted average shares outstanding
Basic	139,961,856	140,074,707	141,090,469	140,028,757

Diluted	139,961,856	143,025,017	141,090,469	140,028,757

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net loss	$(167,683)	$(134,787)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	140,327	157,837
Amortization of debt discount and deferred financing costs	4,369	2,375
Deferred income taxes	6,272	1,826
Stock-based compensation expense	6,812	5,944
Loss on extinguishment of debt	2,173	—
Change in fair value of derivative instruments	1,851	308
Impairment charge for investment in preferred stock	—	1,279
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(137,770)	(247,183)
Inventories	(32,050)	(39,875)
Accounts payable and accrued expenses	(6,606)	15,765
Royalties, net	9,974	7,850
Deferred revenue	41,397	103,475
Interest payable	154	(7)
Severance and other charges	(2,208)	(2,397)
Accrued pension and postretirement benefits	(2,699)	(6,621)
Other, net	908	2,104

Net cash used in operating activities	(134,777)	(132,107)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	286,732	65,819
Purchases of short-term investments	—	(8,053)
Additions to pre-publication costs	(45,484)	(61,352)
Additions to property, plant, and equipment	(31,356)	(31,144)
Acquisition of business, net of cash acquired	(577,717)	(9,091)

Net cash used in investing activities	(367,825)	(43,821)

Cash flows from financing activities
Proceeds from term loan	796,000	—
Payments of long-term debt	(243,125)	(1,250)
Payments of deferred financing fees	(13,670)	—
Repurchases of common stock	(191,238)	—
Tax withholding payments related to net share settlements of restricted stock units	(124)	(366)
Proceeds from stock option exercises	17,588	3,345

Net cash provided by financing activities	365,431	1,729

Net increase (decrease) in cash and cash equivalents	(137,171)	(174,199)
Cash and cash equivalents
Beginning of period	456,581	313,628
Net increase (decrease) in cash and cash equivalents	(137,171)	(174,199)

End of period	$319,410	$139,429

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
Net income (loss)	$(7,743)	$11,548
Interest expense	6,160	4,395
Provision (benefit) for income taxes	(11,404)	2,176
Depreciation expense	17,776	18,082
Amortization expense (1)	51,318	59,846
Non-cash charges—stock-based compensation expense	3,717	3,547
Non-cash charges—(gain) loss on derivative instruments	(369)	205
Asset impairment charges	—	1,279
Purchase accounting adjustments (2)	877	1,016
Fees, expenses or charges for equity offerings, debt or acquisitions	15,515	1,576
Restructuring	651	2,207
Severance separation costs and facility closures	985	3,362
Loss on extinguishment of debt	2,173	—

Adjusted EBITDA	$79,656	$109,239

Change in deferred revenue	56,140	113,769
Adjusted Cash EBITDA	$135,796	$223,008

	Six Months Ended June 30,
	2015	2014
Net loss	$(167,683)	$(134,787)
Interest expense	12,114	8,692
Provision for income taxes	9,572	3,959
Depreciation expense	36,185	35,321
Amortization expense (1)	104,142	122,516
Non-cash charges—stock-based compensation expense	6,812	5,944
Non-cash charges—loss on derivative instruments	1,851	308
Asset impairment charges	—	1,279
Purchase accounting adjustments (2)	1,074	1,591
Fees, expenses or charges for equity offerings, debt or acquisitions	18,892	3,690
Restructuring	661	2,412
Severance separation costs and facility closures	2,042	5,119
Debt extinguishment loss	2,173	—

Adjusted EBITDA	$27,835	$56,044

Change in deferred revenue	41,397	104,326
Adjusted Cash EBITDA	$69,232	$160,370

(1)	Includes pre-publication amortization of $27,909 and $32,063 for the three months ended June 30, 2015 and 2014, respectively, and $54,372 and $61,037 for the six months ended June 30, 2015 and 2014, respectively.
(2)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs.

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Education

(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
Net income	$23,085	$43,840
Depreciation expense	14,494	16,874
Amortization expense	47,996	56,307
Non-cash charges-asset impairment charges	—	1,279
Purchase accounting adjustments	877	1,016

Adjusted EBITDA	$86,452	$119,316

	Six Months Ended June 30,
	2015	2014
Net loss	$(79,168)	$(71,050)
Depreciation expense	29,980	32,034
Amortization expense	97,219	115,235
Non-cash charges – asset impairment charges	—	1,279
Purchase accounting adjustments	1,074	1,591

Adjusted EBITDA	$49,105	$79,089

Trade Publishing

(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
Net loss	$(3,141)	$(1,751)
Depreciation expense	231	152
Amortization expense	3,322	3,539

Adjusted EBITDA	$412	$1,940

	Six Months Ended June 30,
	2015	2014
Net loss	$(8,082)	$(6,935)
Depreciation expense	431	276
Amortization expense	6,923	7,281

Adjusted EBITDA	$(728)	$622

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Corporate and Other

(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
Net loss	$(27,687)	$(30,541)
Interest expense	6,160	4,395
Provision (benefit) for income taxes	(11,404)	2,176
Depreciation expense	3,051	1,056
Non-cash charges—gain (loss) on derivative instruments	(369)	205
Non-cash charges—stock-based compensation expense	3,717	3,547
Fees, expenses or charges for equity offerings, debt or acquisitions	15,515	1,576
Restructuring	651	2,207
Severance separation costs and facility closures	985	3,362
Loss on extinguishment of debt	2,173	—

Adjusted EBITDA	$(7,208)	$(12,017)

	Six Months Ended June 30,
	2015	2014
Net loss	$(80,433)	$(56,802)
Interest expense	12,114	8,692
Provision for income taxes	9,572	3,959
Depreciation expense	5,774	3,011
Non-cash charges—gain on derivative instruments	1,851	308
Non-cash charges—stock-based compensation expense	6,812	5,944
Fees, expenses or charges for equity offerings, debt or acquisitions	18,892	3,690
Restructuring	661	2,412
Severance separation costs and facility closures	2,042	5,119
Loss on extinguishment of debt	2,173	—

Adjusted EBITDA	$(20,542)	$(23,667)

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Billings

(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
Net Sales	$379,883	$401,890
Change in Deferred Revenue	56,140	113,769

Billings	$436,023	$515,659

	Six Months Ended June 30,
	2015	2014
Net Sales	$542,552	$555,823
Change in Deferred Revenue	41,397	104,326

Billings	$583,949	$660,149

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2015	2014
Cash flows from operating activities

Net cash used in operating activities	$(134,777)	$(132,107)

Cash flows from investing activities
Additions to pre-publication costs	(45,484)	(61,352)
Additions to property, plant, and equipment	(31,356)	(31,144)

Free Cash Flow	$(211,617)	$(224,603)